Exhibit 99.1

NEWS RELEASE

Transcat, Inc. 35 Vantage Point Drive • Rochester • NY • 14624 • Phone: (585) 352-7777
Transcat Reports 43% Increase in Earnings per Share in the
Fourth Quarter of Fiscal 2008
•	Operating income for the quarter increased 62% year-over-year on 11% growth in calibration services revenue

•	Fiscal 2008 fourth quarter diluted earnings per share increased to $0.10 compared with $0.07 in the prior fiscal year fourth quarter

•	Service segment gross margin improved 480 basis points to 29% with increased operating leverage on higher sales
ROCHESTER, NY, May 21, 2008 – Transcat, Inc. (Nasdaq: TRNS), a leading global distributor of professional grade test, measurement and calibration instruments and accredited provider of calibration and repair services, today reported revenue of $19.2 million in the fourth quarter of fiscal 2008, which ended March 29, 2008, slightly higher than revenue of $18.9 million in the fourth quarter of fiscal 2007. The fourth quarter of fiscal 2008 had 13 operating weeks compared with 14 operating weeks in the fourth quarter of fiscal 2007. Fiscal 2008 fourth quarter Calibration Services (Service) revenue of $6.8 million was 10.6% higher than revenue of $6.2 million in the prior fiscal year fourth quarter and offset the slight decline of $0.3 million in sales of Distribution Products (Product), which were $12.4 million for the fourth quarter of fiscal 2008.
For the full fiscal year ended March 29, 2008, revenue was $70.5 million, a 6.0% increase compared with revenue of $66.5 million for the fiscal year ended March 31, 2007. The Product segment contributed $47.5 million, a 4.7% increase compared with sales of $45.4 million in fiscal 2007. Service segment revenue was $22.9 million in fiscal 2008, up 8.8% compared with revenue of $21.1 million in the prior fiscal year. Product segment sales contributed 67.5% and 68.3% of total revenue in fiscal 2008 and 2007, respectively, while the Service segment contributed 32.5% and 31.7% to total revenue in the same fiscal periods, respectively.
Net income increased 47.9% to $0.7 million, or $0.10 per diluted share, in the fourth quarter of fiscal 2008, compared with net income of $0.5 million, or $0.07 per diluted share, in the same period of the prior fiscal year. For the full fiscal year, net income was $2.4 million, or $0.32 per diluted share, in fiscal 2008, compared with $2.1 million, or $0.28 per diluted share, in fiscal 2007.
Charles P. Hadeed, President, CEO and COO of Transcat, commented, “Our goal is to be the recognized leader in providing premium test and measurement equipment and quality calibration and related services to the pharmaceutical, manufacturing, utility, and process industries. As more industries and businesses demand increased quality and control in their processes, we believe that the value we provide, our application assistance and our exacting calibration standards will enable us to capture greater market share.”
He continued, “In fiscal 2008, the fourth quarter, which is typically our strongest quarter, demonstrated the powerful operating leverage we can achieve through growth, in particular, in our Service segment.”
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Transcat Reports 43% Increase in Fourth Quarter Fiscal 2008 Earnings per Share	Page 2
May 21, 2008
Fiscal 2008 Fourth Quarter Review
Gross margin was 27.9% in the fourth quarter of fiscal 2008, a 150 basis point increase compared with 26.3% in the fourth quarter of fiscal 2007. The improvement was the result of the leverage gained on higher Service segment revenue.
Fiscal 2008 fourth quarter operating expenses were relatively unchanged at $4.2 million, or 21.7% of revenue, compared with fiscal 2007 fourth quarter. Higher service revenue and strong cost discipline resulted in operating income improvement of 61.6% to $1.2 million in the fiscal 2008 fourth quarter compared with $0.7 million in the same period of the prior fiscal year. Operating margin was 6.2% in the fiscal 2008 fourth quarter, a 230 basis point improvement compared with operating margin of 3.9% in the prior year period.
The provision for income taxes in the fourth quarter of fiscal 2008 was $0.4 million, reflecting an effective tax rate of 37.8%, compared with $0.2 million, or an effective tax rate of 25.5%, in the fourth quarter of fiscal 2007. The lower effective tax rate in the prior year’s fourth quarter was primarily the result of increased tax deductions related to the exercise and sale of incentive stock options during the fourth quarter of fiscal 2007 and deferred tax benefits associated with the Company’s Canadian subsidiary.
Net income was $0.7 million, or $0.10 per diluted share, in the fourth quarter of fiscal 2008, a 47.9% increase, compared with $0.5 million, or $0.07 per diluted share, in the same period of the prior fiscal year.
Product and Service Segment Review
Transcat is uniquely positioned to serve the pharmaceutical, manufacturing, utility and process industries by its ability to bundle a wide variety of premium test and measurement equipment with quality calibration and repair services for its customers. Transcat’s calibration capabilities and product delivery systems enable it to rapidly respond to its customers’ requirements for quick turn-around times for equipment purchases and calibration and repair services.
Product Segment
Through its Product segment, Transcat markets and distributes national and proprietary brand instruments to approximately 11,000 global customers. The Company’s Master Catalog offers access to more than 25,000 test and measurement instruments. The Product segment primarily uses direct catalog marketing and the Company’s website, which has online ordering capabilities, to market to its core customer base of end-users as well as to resellers.
Product segment sales were $12.4 million in the fourth quarter of fiscal 2008, down slightly from sales of $12.7 million in the fourth quarter of fiscal 2007. The decrease was attributed to the difference between 13 operating weeks in the fourth quarter of fiscal 2008 compared with 14 operating weeks in the fourth quarter of fiscal 2007. During the fiscal 2008 fourth quarter, average sales per business day increased 5.3% from the same period in the prior fiscal year.
Approximately 85% of Product segment sales in the fourth quarter of fiscal 2008 were direct to end-users, which generate higher gross margins versus sales to resellers, compared with 80% in the fourth quarter of fiscal 2007.
Mr. Hadeed noted, “Over the years, we have built strong brand name recognition and believe that customers turn to us first for their test and measurement equipment needs. Average sales per day for our product business have been improving steadily over the last couple of years. Sales for this segment are driven by a variety of factors including new products introduced by our suppliers and the success of our marketing campaigns.”
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Transcat Reports 43% Increase in Fourth Quarter Fiscal 2008 Earnings per Share	Page 3
May 21, 2008
Approximately 79% of Product segment sales in the fourth quarter of fiscal 2008 were domestic, while 11% were to Canada and 8% were to other international markets. The tables at the end of this release reflect trend data by market channel and region for fiscal years 2007 and 2008.
As a percent of total revenue, Product segment sales were 64.5% of total revenue in the fourth quarter of fiscal 2008 compared with 67.4% in the same period of the prior fiscal year reflecting faster growth in the Service segment.
The Product segment gross margin was 27.1% in the fourth quarter of fiscal 2008, essentially flat with gross margin of 27.2% in the same period of the prior fiscal year as a slightly increased mix of direct sales was offset by lower margin on sales through that channel. Product segment operating income declined $0.3 million to $0.9 million, or 7.0% of sales, in the fourth quarter of fiscal 2008 compared with $1.1 million, or 8.9% of sales, in the prior fiscal year fourth quarter. Product segment operating expenses increased by $0.2 million in the fourth quarter of fiscal 2008 when compared with the fourth quarter of fiscal 2007, due to increased expenses for printed material, the Company’s web site and application assistance personnel.
Service Segment
Transcat’s customers purchase calibration services for the purpose of significantly reducing their risk of product or process failures caused by inaccurate measurements. Transcat performs more than 100,000 in-house calibrations annually at its eleven Calibration Centers of Excellence, located throughout the U.S., Canada and Puerto Rico, or at its customers’ locations. Service segment revenue was $6.8 million in the fourth quarter of fiscal 2008, a 10.6% increase compared with revenue of $6.2 million in the same period of the prior fiscal year despite the fourth quarter of fiscal 2008 having 13 operating weeks compared with 14 operating weeks in the fourth quarter of fiscal 2007.
As a percent of total revenue, Service revenue increased year-over-year to 35.5% in the fourth quarter of fiscal 2008 compared with 32.6% in the fourth quarter of fiscal 2007 as its rate of growth outpaced the Product segment.
In the fourth quarter of fiscal 2008, services completed by the Company’s Centers of Excellence, represented approximately 81% of the Service segment revenue while 16% of the revenue was derived from calibration services that were subcontracted to outside vendors. This mix was similar to the fourth quarter of fiscal 2007. Within the calibration industry, there is a broad array of measurement disciplines making it costly and inefficient for any one provider to invest the needed capital for facilities, equipment and uniquely trained personnel necessary to perform all calibrations in-house. Transcat’s strategy has been to focus its investments in the core electrical, temperature, pressure and dimensional disciplines. Accordingly, in servicing its customers’ calibration needs, Transcat has historically subcontracted 15% to 20% of the equipment it receives from customers for calibration to outside vendors, including those with unique or proprietary capabilities of their own.
The Service segment gross margin was 29.3% in the fourth quarter of fiscal 2008, up 480 basis points compared with 24.5% in the same period of the prior fiscal year resulting from the strong operating leverage from higher revenue within this segment. Several factors can influence quarter-to-quarter variations in the Service segment’s gross margin, including the percentage of service orders that are outsourced to other vendors, which can negatively impact margin, specific laboratory workload and the mix of customer equipment received.
Importantly, operating income for this segment in the fourth quarter of fiscal 2008 was $0.3 million compared with an operating loss of $0.4 million in the same period of the prior fiscal year.
Mr. Hadeed noted, “We believe that the changes in our sales structure implemented in late fiscal 2007 and progressing throughout fiscal 2008 had a positive effect on our fourth quarter revenue growth. We redesigned the structure of our sales department in order to support a more focused effort on calibration
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Transcat Reports 43% Increase in Fourth Quarter Fiscal 2008 Earnings per Share	Page 4
May 21, 2008
services, while at the same time redesigning the compensation structure to be better aligned with our objectives for growth.”
“Because of the industries we serve and our customers’ reliance on quality calibration services, we believe this portion of our business is less sensitive to general economic factors. An effective execution of our sales strategy has begun to take hold as quarterly Service segment growth rates increased throughout fiscal 2008.”
Fiscal 2008 Review
Net revenue for the 52-week fiscal 2008 was $70.5 million, a 6.0% increase compared with revenue of $66.5 million for the 53-week fiscal 2007. Product segment sales increased 4.7% to $47.5 million, or 67.5% of total sales, in fiscal 2008. Approximately 85% of Product segment sales in fiscal 2008 were direct while 14% were to resellers compared with 82% and 16%, respectively, in fiscal 2007. The Company reduced promotional discounts to resellers in order to improve the gross margin of the Product segment. Domestic sales comprised approximately 77% of the total Product segment sales in fiscal 2008, while 9% were to Canada and 11% were to other international markets.
Service segment revenue increased 8.8% to $22.9 million, or 32.5% of sales, in fiscal 2008. For fiscal 2008, 80% of Service segment revenue was generated by the Company’s Centers of Excellence and 18% of Service segment revenue was generated through subcontracted outside vendors, while fiscal 2007 Service segment revenue was 82% and 17%, respectively. The tables at the end of the release reflect quarterly segment revenue trends for fiscal years 2007 and 2008.
Gross margin for fiscal 2008 was 26.3%, a 130 basis point improvement compared with gross margin of 25.0% in fiscal 2007, and was primarily impacted by higher margins on lower product sales to resellers and the incremental margin on Service segment revenue. Product segment gross margin was 27.8% in fiscal 2008 compared with 26.4% in fiscal 2007, while Service segment gross margin improved to 23.3% in fiscal 2008 compared with 21.9% in fiscal 2007.
Operating expenses were $15.3 million, or 21.7% of revenue, in fiscal 2008 compared with $14.3 million, or 21.5% of revenue, in fiscal 2007. Operating income was $3.3 million for fiscal 2008 compared with $3.9 million in fiscal 2007, which included the recognition of a previously deferred $1.5 million pre-tax gain on the sale of Transmation Products Group (“TPG”).
Excluding the recognition of this pre-tax gain, adjusted operating income in fiscal 2007 was $2.3 million. Operating margin improved to 4.7% for fiscal 2008, a 120 basis point improvement, compared with an adjusted operating margin of 3.5% in fiscal 2007.
Adjusted operating income and adjusted operating margin are non-GAAP financial measures which we believe provide a better understanding of the ongoing operating performance of the Company. See the table below for a reconciliation of GAAP operating income to non-GAAP adjusted operating income.
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Transcat Reports 43% Increase in Fourth Quarter Fiscal 2008 Earnings per Share	Page 5
May 21, 2008
FY 2008/2007 Reconciliation of GAAP Operating Income to
Non-GAAP Adjusted Operating Income

			%
(Amounts in thousands)	FY 2008	FY 2007	Difference
Operating Income	$3,283	$3,893	(16%)
Gain on divestiture of TPG – Products Segment	–	1,544
Adjusted operating income	$3,283	$2,349	40%
Adjusted operating margin	4.7%	3.5%	34%
Net income for fiscal 2008 was $2.4 million, or $0.32 per diluted share, compared with $2.1 million, or $0.28 per diluted share, in fiscal 2007.
Both the fiscal 2008 and fiscal 2007 results reflected certain items. Fiscal 2008 net income included a $0.8 million reversal of a deferred tax asset valuation allowance in the third quarter. The Company reversed the allowance after an evaluation of the status of its foreign tax credits and the likelihood that these credits will be utilized prior to their expiration. Fiscal 2007 had a $1.5 million pre-tax gain on the sale of TPG in the third quarter, which had been deferred since fiscal 2002. Net of income taxes, the impact of this gain on fiscal 2007 net income was approximately $0.9 million. Excluding these items from both fiscal years, adjusted net income was $1.6 million in fiscal 2008, an increase of 44% when compared with adjusted net income of $1.1 million in fiscal 2007. On a per diluted share basis, adjusted net income was $0.22 and $0.15 in fiscal 2008 and 2007, respectively.
Adjusted net income is a non-GAAP financial measure which we believe provides a better understanding of the ongoing performance of the Company. See the table below for a reconciliation of GAAP net income to non-GAAP adjusted net income.
FY 2008/2007 Reconciliation of GAAP Net Income to
Non-GAAP Adjusted Net Income

			%
(Amounts in thousands, except per share data)	FY 2008	FY 2007	Difference
Net Income	$2,363	$2,059	15%
Reversal of deferred tax asset valuation allowance	757	–
Gain on divestiture of TPG, net of tax	–	944
Adjusted net income	$1,606	$1,115	44%
Net income per diluted share	$0.32	$0.28	14%
Adjusted net income per diluted share	$0.22	$0.15	47%
Balance Sheet and Cash Management
Cash generated from operations for fiscal 2008 was $3.6 million, up $1.0 million compared with $2.6 million in fiscal 2007. The incremental cash generated was used to repay debt on the Company’s
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May 21, 2008
credit facility, which had an outstanding balance of $0.3 million and $9.7 million available for future use as of March 29, 2008.
Capital expenditures were $1.5 million in fiscal 2008 compared with $1.2 million in fiscal 2007. Capital expenditures in fiscal 2008 were primarily used for the expansion of the Company’s calibration capabilities, including the expansion of the Rochester, New York and Anaheim, California laboratories, and for replacement of laboratory equipment.
At March 29, 2008, inventory was $5.4 million compared with $5.6 million at December 29, 2007 and $4.3 million at March 31, 2007. The increase in inventory, since the prior year-end, is primarily related to the Company’s strategic initiative to increase the immediate availability of new products recently introduced by our suppliers.
Outlook
Mr. Hadeed concluded, “Our efforts to build our calibration services business and expand our margins have begun to show results. We expect that as we continue to drive execution of our sales and marketing strategy we should see continued growth on our top line and expansion of our profit margins on a year-over-year basis. We anticipate mid- to upper- single digit growth of Product segment sales in fiscal 2009, which is reliant on successful new product introductions by our suppliers, while the Service segment should grow 10% to 12%. As a result of the leverage gained on incremental revenue from calibration services, we expect operating income to grow at a faster rate than revenue.
“We believe the level of quality we deliver with our calibration services is recognized by customers who realize the costs associated with operational failures can far exceed the incremental cost of using a fully accredited, experienced calibration provider like Transcat.”
The Company estimates that capital expenditures in fiscal 2009 will be in the $1.5 million to $2.5 million range for general maintenance and equipment upgrades or additions. Depreciation and amortization is expected to be about $1.7 million and the effective tax rate is expected to be 37% to 38%.
ABOUT TRANSCAT
Transcat, Inc. is a leading global distributor of professional grade test, measurement and calibration instruments and accredited provider of calibration and repair services primarily for pharmaceutical, manufacturing, utility and process industries. Through its distribution products segment, Transcat markets and distributes national and proprietary brand instruments to approximately 11,000 global customers. The Company’s Master Catalog offers access to more than 25,000 test and measurement instruments. Transcat delivers precise, reliable, fast calibration services and repairs across the United States, Canada and Puerto Rico through its eleven strategically located Centers of Excellence. Transcat’s calibration laboratories are all ISO-9001:2000 certified and the scope of accreditation for ISO/IEC 17025 is the widest in the industry.
Transcat’s growth strategy is to expand both its distribution products and calibration services in markets that value product breadth and availability and rely on accredited calibration services to maintain the integrity of their processes.
More information about Transcat can be found on its website at: www.transcat.com
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Transcat, Inc. expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenue, profit margins, sales operations, its strategy to build its sales representative channel, customer preferences and changes in market conditions in the industries in which Transcat operates are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Transcat’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results
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Transcat Reports 43% Increase in Fourth Quarter Fiscal 2008 Earnings per Share	Page 7
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may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
For more information contact:
John Zimmer, Chief Financial Officer
Phone: (585) 352-7777 Email: jzimmer@transcat.com
-OR-
Tammy Poblete, Kei Advisors LLC
Phone: (716) 843-3853 Email: tpoblete@keiadvisors.com
FINANCIAL TABLES FOLLOW.
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Transcat Reports 43% Increase in Fourth Quarter Fiscal 2008 Earnings per Share	Page 8
May 21, 2008
Transcat, Inc.
Consolidated Statements of Operations
(Amounts in thousands, except per share data)

	(Unaudited)
	Fourth Quarter Ended		For the Years Ended
	March 29,	March 31,	March 29,	March 31,
	2008	2007	2008	2007
Product	$12,388	$12,698	$47,539	$45,411
Service	6,810	6,155	22,914	21,062

Total revenue	19,198	18,853	70,453	66,473

Cost of Products Sold	9,028	9,242	34,334	33,419
Cost of Services Sold	4,815	4,649	17,578	16,441

Total Cost of Products and Services Sold	13,843	13,891	51,912	49,860

Gross Profit	5,355	4,962	18,541	16,613

Gross margin	27.9%	26.3%	26.3%	25.0%

Selling, Marketing and Warehouse Expenses	2,429	2,453	9,056	8,790
Administrative Expenses	1,730	1,769	6,202	5,474

Total Operating Expenses	4,159	4,222	15,258	14,264

Gain on TPG Divestiture	–	–	–	1,544

Operating Income	1,196	740	3,283	3,893

Operating margin	6.2%	3.9%	4.7%	5.9%

Interest Expense	21	66	101	334
Other Expense, net	12	18	437	283

Total Other Expense	33	84	538	617

Income Before Income Taxes	1,163	656	2,745	3,276
Provision for Income Taxes	440	167	382	1,217

Net Income	$723	$489	$2,363	$2,059

Basic Earnings Per Share	$0.10	$0.07	$0.33	$0.30
Average Shares Outstanding	7,173	6,990	7,132	6,914

Diluted Earnings Per Share	$0.10	$0.07	$0.32	$0.28
Average Shares Outstanding	7,329	7,407	7,272	7,335
Note: Certain prior period balances have been reclassified to conform with the current period presentation.
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May 21, 2008
Transcat, Inc.
Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)

	March 29,	March 31,
	2008	2007
ASSETS
Current Assets:
Cash	$208	$357
Accounts Receivable, less allowance for doubtful accounts of $56 and $47 as of March 29, 2008 and March 31, 2007, respectively	9,346	8,846
Other Receivables	370	352
Inventory, net	5,442	4,336
Prepaid Expenses and Other Current Assets	773	762
Deferred Tax Asset	248	851

Total Current Assets	16,387	15,504
Property and Equipment, net	3,211	2,814
Goodwill	2,967	2,967
Deferred Tax Asset	1,435	791
Other Assets	344	346

Total Assets	$24,344	$22,422

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$5,947	$5,307
Accrued Compensation and Other Liabilities	2,489	2,578
Income Taxes Payable	62	42

Total Current Liabilities	8,498	7,927
Long-Term Debt	302	2,900
Other Liabilities	427	366

Total Liabilities	9,227	11,193

Shareholders’ Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized; 7,446,223 and 7,286,119 shares issued as of March 29, 2008 and March 31, 2007, respectively; 7,170,441 and 7,010,337 shares outstanding as of March 29, 2008 and March 31, 2007, respectively	3,723	3,643
Capital in Excess of Par Value	6,649	5,268
Warrants	–	329
Accumulated Other Comprehensive Income	436	43
Retained Earnings	5,297	2,934
Less: Treasury Stock, at cost, 275,782 shares as of March 29, 2008 and March 31, 2007	(988)	(988)

Total Shareholders’ Equity	15,117	11,229

Total Liabilities and Shareholders’ Equity	$24,344	$22,422

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Transcat Reports 43% Increase in Fourth Quarter Fiscal 2008 Earnings per Share	Page 10
May 21, 2008
Transcat, Inc.
Consolidated Statements of Cash Flows
(Amounts in thousands)

	For the Years Ended
	March 29,	March 31,
	2008	2007
Cash Flows from Operating Activities:
Net Income	$2,363	$2,059
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Deferred Income Taxes	(46)	1,118
Depreciation and Amortization	1,761	1,622
Provision for Accounts Receivable and Inventory Reserves	(23)	120
Stock-Based Compensation Expense	780	443
Gain on TPG Divestiture	–	(1,544)
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	(186)	(1,270)
Inventory	(1,039)	(421)
Prepaid Expenses and Other Assets	(662)	(547)
Accounts Payable	640	1,088
Accrued Compensation and Other Liabilities	(15)	37
Income Taxes Payable	20	(60)

Net Cash Provided by Operating Activities	3,593	2,645

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(1,505)	(1,194)
Purchase of N.W. Calibration Inspection, Inc.	–	–

Net Cash Used in Investing Activities	(1,505)	(1,194)

Cash Flows from Financing Activities:
Chase Revolving Line of Credit, net	(2,598)	2,900
GMAC Revolving Line of Credit, net	–	(3,252)
Payments on Other Debt Obligations	–	(1,076)
Issuance of Common Stock	266	218
Excess Tax Benefits Related to Stock-Based Compensation	86	–

Net Cash Used in Financing Activities	(2,246)	(1,210)

Effect of Exchange Rate Changes on Cash	9	1

Net (Decrease) Increase in Cash	(149)	242
Cash at Beginning of Period	357	115

Cash at End of Period	$208	$357

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Transcat Reports 43% Increase in Fourth Quarter Fiscal 2008 Earnings per Share	Page 11
May 21, 2008
Transcat Inc.
Fourth Quarter Fiscal 2008
Additional Information
Business Segment Data
(Amounts in thousands)

	(Unaudited)	(Unaudited)
	Quarter ended	Quarter ended	$	%
	March 29, 2008	March 31, 2007	Change	Change
Product
Net sales	$12,388	$12,698	$(310)	(2.4%)

Gross profit	3,360	3,456	(96)	(2.8%)
Margin	27.1%	27.2%

Operating income	866	1,134	(268)	(23.6%)
Margin	7.0%	8.9%

Service
Net revenue	$6,810	$6,155	$655	10.6%

Gross profit	1,995	1,506	489	32.5%
Margin	29.3%	24.5%

Operating income (loss)	330	(394)	724	183.8%
Margin	4.8%	(6.4%)

Consolidated
Net revenue	$19,198	$18,853	$345	1.8%

Gross profit	5,355	4,962	393	7.9%
Margin	27.9%	26.3%

Operating income	1,196	740	456	61.6%
Margin	6.2%	3.9%
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Transcat Reports 43% Increase in Fourth Quarter Fiscal 2008 Earnings per Share	Page 12
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Transcat Inc.
Fiscal Year 2008
Additional Information
Business Segment Data
(Amounts in thousands)

	(Unaudited)	(Unaudited)
	Year ended	Year ended	$	%
	March 29, 2008	March 31, 2007	Change	Change
Product
Net sales	$47,539	$45,411	$2,128	4.7%

Gross profit	13,205	11,992	1,213	10.1%
Margin	27.8%	26.4%

Adjusted operating income*	3,815	3,484	331	9.5%
Gain on divestiture of TPG	–	1,544

Operating income	3,815	5,028	(1,213)	(24.1%)
Margin	8.0%	11.1%

Service
Net revenue	$22,914	$21,062	$1,852	8.8%

Gross profit	5,336	4,621	715	15.5%
Margin	23.3%	21.9%

Operating loss	(532)	(1,135)	603	53.1%
Margin	(2.3%)	(5.4%)

Consolidated
Net revenue	$70,453	$66,473	$3,980	6.0%

Gross profit	18,541	16,613	1,928	11.6%
Margin	26.3%	25.0%

Operating income	3,283	3,893	(610)	(15.7%)
Margin	4.7%	5.9%

*	See the reconciliation of adjusted operating income on page 6.
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Transcat Reports 43% Increase in Fourth Quarter Fiscal 2008 Earnings per Share	Page 13
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PRODUCT SEGMENT SALES BY MARKET CHANNEL
(Amounts in millions)
(Unaudited)

	FY 2008						% Change
					FY 2008	% of	vs.
	Q1	Q2	Q3	Q4	Total	Total	FY 2007
Direct	$9.1	$9.5	$11.1	$10.5	$40.2	84.6%	7.8%
Reseller	1.6	1.5	1.7	1.7	6.5	13.7%	(11.0%)
Freight Billed to Customers	0.2	0.2	0.2	0.2	0.8	1.7%	–

Total Product Sales	$10.9	$11.2	$13.0	$12.4	$47.5		4.6%

	FY 2007
					FY 2007	% of
	Q1	Q2	Q3	Q4	Total	Total
Direct	$8.5	$8.2	$10.4	$10.2	$37.3	82.2%
Reseller	1.8	1.5	1.7	2.3	7.3	16.1%
Freight Billed to Customers	0.2	0.2	0.2	0.2	0.8	1.8%

Total Product Sales	$10.5	$9.9	$12.3	$12.7	$45.4

PRODUCT SEGMENT SALES BY REGION
(Amounts in millions)
(Unaudited)

	FY 2008						% Change
					FY 2008	% of	vs.
	Q1	Q2	Q3	Q4	Total	Total	FY 2007
United States	$8.4	$8.6	$10.0	$9.8	$36.8	77.5%	4.2%
Canada	1.0	0.9	1.2	1.4	4.5	9.5%	7.1%
Other International	1.3	1.5	1.6	1.0	5.4	11.4%	5.9%
Freight Billed to Customers	0.2	0.2	0.2	0.2	0.8	1.7%	–

Total	$10.9	$11.2	$13.0	$12.4	$47.5		4.6%

	FY 2007
					FY 2007	% of
	Q1	Q2	Q3	Q4	Total	Total
United States	$8.3	$7.5	$9.5	$10.0	$35.3	77.8%
Canada	1.0	0.9	1.2	1.1	4.2	9.3%
Other International	1.0	1.3	1.4	1.4	5.1	11.2%
Freight Billed to Customers	0.2	0.2	0.2	0.2	0.8	1.8%

Total	$10.5	$9.9	$12.3	$12.7	$45.4

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Transcat Reports 43% Increase in Fourth Quarter Fiscal 2008 Earnings per Share	Page 14
May 21, 2008
PRODUCT SEGMENT SALES PER BUSINESS DAY
(Dollars in thousands)
(Unaudited)

	FY 2008					% Change
					FY 2008	vs.
	Q1	Q2	Q3	Q4	Total	FY 2007
Number of business days	64	63	61	63	251	(2.3%)
Total product sales	$10,927	$1,219	$13,005	$12,388	$47,539	4.7%
Sales per day	$171	$178	$213	$197	$189	7.2%

	FY 2007
					FY 2007
	Q1	Q2	Q3	Q4	Total
Number of business days	64	62	63	68	257
Total product sales	$10,536	$9,880	$12,297	$12,698	$45,411
Sales per day	$165	$159	$195	$187	$177
SERVICE SEGMENT REVENUE BY TYPE
(Amounts in millions)
(Unaudited)

	FY 2008						% Change
					FY 2008	% of	vs.
	Q1	Q2	Q3	Q4	Total	Total	FY 2007
Depot/On-site	$4.2	$4.3	$4.3	$5.5	$18.3	79.9%	6.4%
Outsourced	1.0	1.0	1.0	1.1	4.1	17.9%	17.1%
Freight Billed to Customers	0.1	0.1	0.1	0.2	0.5	2.2%	25.0%

Total Service Revenue	$5.3	$5.4	$5.4	$6.8	$22.9		8.5%

	FY 2007
					FY 2007	% of
	Q1	Q2	Q3	Q4	Total	Total
Depot/On-site	$4.1	$4.1	$3.9	$5.1	$17.2	81.5%
Outsourced	0.8	0.8	0.9	1.0	3.5	16.6%
Freight Billed to Customers	0.1	0.1	0.1	0.1	0.4	1.9%

Total Service Revenue	$5.0	$5.0	$4.9	$6.2	$21.1

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